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                                                                     EXHIBIT 5.2

                        [LETTERHEAD OF GRAHAM & DUNN PC]

                               February 22, 1999

InterWest Bancorp, Inc.
InterWest Capital Trust I
275 Southeast Pioneer Way
Oak Harbor, Washington 98277

         RE:      INTERWEST CAPITAL TRUST I
                  9.875% CAPITAL SECURITIES, SERIES A

Ladies and Gentlemen:

         We have acted as special counsel to InterWest Bancorp, a Washington corporation (the "Corporation"), and InterWest Capital Trust I, a Delaware statutory business trust (the "Trust"), in connection with the registration and offering of (i) up to 40,000 of the Trust's 9.875% Capital Securities, Series B (liquidation amount of $1,000 per capital security) (the "Series B Capital Securities"); (ii) the Series B Capital Securities Guarantee Agreement, dated as of November 15, 1999 (the "Series B Capital Securities Guarantee"), between the Corporation and Wilmington Trust Company, as Guarantee Trustee, and (iii) up to $41,238,000 aggregate principal amount of the Corporation's 9.875% Junior Subordinated Deferrable Interest Debentures due November 15, 2029, Series B (the "Series B Subordinated Debentures"). The Series B Capital Securities, the Series B Capital Securities Guarantee and the Series B Subordinated Debentures (collectively, the "Series B Securities") are being offered pursuant to the Registration Rights Agreement, dated as of November 9, 1999 (the "Registration Rights Agreement"), by and among the Trust, the Corporation and the Initial Purchasers named therein. The Registration Rights Agreement relates, in part, to the offer to exchange (the "Exchange Offer") (i) the Series B Capital Securities for all of the issued and outstanding 9.875% Capital Securities, Series A (liquidation amount of $1,000 per capital security), of the Trust and (ii) the Series B Subordinated Debentures for all of the issued and outstanding 9.875% Junior Subordinated Deferrable Interest Debentures due November 15, 2029, Series A of the Corporation (the "Series A Subordinated Debentures").

         The Series B Capital Securities represent preferred beneficial interests in the assets of the Trust under the Amended and Restated Declaration of Trust, dated as of November 15, 1999 (the "Amended Declaration"), by and among the Corporation, Wilmington Trust Company, as Property Trustee (the "Property Trustee"), Wilmington Trust Company, as Delaware Trustee (the "Delaware Trustee"), and the Administrative Trustees named therein.


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         The Series B Subordinated Debentures will be issued pursuant to the
Indenture, dated as of November 15, 1999 (the "Indenture"), between the Corporation and Wilmington Trust Company, as Debenture Trustee.

A.       TRANSACTION DOCUMENTS AND MATTERS EXAMINED

         1. In rendering the opinions expressed in this letter, we have examined such records, documents, instruments, agreements, certificates of public officials and certificates of the Corporation and the Trust as we have deemed appropriate, including: (i) the Articles of Incorporation of the Corporation;
(ii) the Bylaws of the Corporation; (iii) certain resolutions duly adopted by the Board of Directors of the Corporation relating to the Exchange Offer; (iv) the Registration Statement on Form S-4 (the "Registration Statement"), prepared by the Corporation and the Trust in connection with the Exchange Offer; (v) the Declaration of Trust, dated as of November 3, 1999, by and between the Corporation and the Delaware Trustee, as amended (the "Declaration; (vi) the Series B Capital Securities Guarantee Agreement; (vii) the Indenture; and (viii) the Registration Rights Agreement.

         The Indenture, the Declaration, the Amended Declaration, the Registration Rights Agreement, and the Series B Capital Securities Guarantee Agreement are collectively referred to in this letter as the "Operative Documents." We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

B.       ASSUMPTIONS

         For purposes of this opinion letter, we have relied, without investigation, on the assumptions contained in Section 4 of the Legal Opinion Accord of the ABA Section of Business Law (1991) (the "Accord").

C.       OPINIONS

         Based on the foregoing examinations and assumptions and subject to the qualifications and exclusions stated below, we are of the opinion that:

         1. The Series B Guarantee has been duly authorized, and when executed and delivered by the Corporation, will constitute a valid and binding agreement of the Corporation.

         2. The Series B Subordinated Debentures have been duly authorized for issuance by the Corporation pursuant to the Indenture. The Series B Subordinated Debentures, when executed and authenticated in accordance with the provisions of the Indenture, and delivered in exchange for the Series A Subordinated Debentures in the manner provided for in the Exchange Offer as contemplated in the Registration Rights Agreement, will constitute valid and binding obligations of the Corporation.


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D.       QUALIFICATIONS

         The opinions expressed in this letter are subject to the following limitations and qualifications:

         A. Our opinion is limited to the laws of the State of Washington and the federal laws of the United States. The Declaration and the Amended Declaration each state that it is governed by the law of the State of Delaware; each of the remaining Operative Documents state that it is governed by the law of the State of New York. Consequently, we have not examined the question of what law would govern the interpretation or enforcement of such document, and our opinion, to the extent it relates to any of the Operative Documents, is based upon the assumption that the laws of the States of Delaware and New York, as applicable, are identical to the laws of the State of Washington. To the extent that our opinion otherwise relates to the laws of any jurisdictions other than the State of Washington and the federal laws of the United States, we have assumed that such laws are in all relevant respects identical to the laws of the State of Washington. We note that if an Operative Document is not, in fact, valid, binding, and enforceable under the laws of the State of Delaware or the State of New York, as applicable, we give no opinion as to whether the Operative Document would be enforced by a State of Washington court under applicable conflict of law principles. We express no opinion as to whether a court located in the State of Washington would hold that the State of Washington is a proper forum in which to enforce an Operative Document.

         B. Our opinion in paragraph 1 with respect to the Series B Guarantee, and in paragraph 2 with respect to the Series B Subordinated Debentures, being valid and binding obligations of the Corporation is limited as follows:

                  (1) The enforceability of indemnification provisions in such documents may be limited by federal or state securities laws.

                  (2) We express no opinion regarding the effect, if any, of any matter which may be (i) limited by bankruptcy, insolvency, or similar laws relating to or affecting creditors' rights generally or general equitable principles or (ii) subject to judicial discretion or general principles of public policy.

                  (3) A Washington court, or federal court applying Washington law, may consider extrinsic evidence of the circumstances surrounding the making of such document to ascertain the intent of the parties using the language employed in such documents, regardless of whether or not the language used is plain and unambiguous on its face, and may incorporate additional or supplementary terms into such documents. In addition, oral agreements or oral commitments to loan money, extend credit or to forbear from


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                           enforcing repayment of debt are enforceable under
                           Washington law absent delivery of a notice pursuant to RCW 19.36.140.

                  (4) In addition, the enforceability of the Guarantee may be subject to the laws of the State of Washington to the effect that a guarantor may be exonerated if the beneficiary of the guaranty alters the terms of the senior debt, fails to inform the guarantor of material information pertinent to the senior debt or any collateral securing the senior debt, elects remedies that may impair the subrogation rights of the guarantor against the principal or that may impair the value of any collateral, fails to accord the guarantor the protections accorded a debtor under
                           Article 9 of the Washington UCC or otherwise takes any action that materially prejudices the guarantor, unless in any such case the guarantor validly waives such rights or the consequences of any such action. While express and specific waivers of exoneration defenses available to a guarantor, such as those contained in the Guarantee, should be generally enforceable under the laws of the State of Washington, we express no opinion as to whether the Guarantee contains an express and specific waiver of each exoneration defense a guarantor might assert or as to whether each of the waivers contained in the Guarantee is fully enforceable.

C. Our opinions are limited to matters expressly stated herein, and no other opinions may be implied or inferred.

D. The "Other Common Qualifications" set forth in Section 14 of the Accord.

EXCLUSIONS

         We express no opinion as to the effect, if any, of the laws, regulations and requirements identified in Section 19 of the Accord except to the extent expressly noted to the contrary in this opinion letter.



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CONSENT

         Consent is hereby given to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" as having passed upon the validity of the Series B Capital Securities Guarantee and the Series B Subordinated Debentures. In giving this consent, we do not admit that we are experts within the meaning of the Securities Act of 1933, as amended.

                                                     Very truly yours,

                                                     GRAHAM & DUNN PC